EXHIBIT 4.4

DESCRIPTION OF REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following is a description of securities of New York City REIT, Inc. registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as of December 31, 2020 and certain provisions of the Maryland General Corporation Law (the “MGCL”), and our charter and our bylaws. The description is a summary, does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and to our charter and bylaws, copies of which are filed as exhibits to our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and are incorporated by reference herein.

As used herein, the terms “Company,” “we,” “our” and “us” refer to New York City REIT, Inc., a Maryland corporation.

General

Our charter authorizes us to issue up to 350,000,000 shares of stock, consisting of 290,250,000 shares of Class A common stock, $0.01 par value per share (“Class A common stock”), 9,750,000 shares of Class B common stock, $0.01 par value per share (“Class B common stock,” and together with Class A common stock, our “common stock”), and 50,000,000 shares of preferred stock, $0.01 par value per share.

As of December 31, 2020, we had 6,424,200 shares of Class A common stock, 6,378,490 shares of Class B common stock, and no shares of preferred stock issued and outstanding. As of March 23, 2021, we had 9,600,335 shares of Class A common stock, 3,176,113 shares of Class B common stock, and no shares of preferred stock issued and outstanding. No shares of Series A Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), of the Company were issued and outstanding.

Our board of directors, with the approval of a majority of the entire board and without any action taken by our stockholders, may amend our charter from time to time to increase or decrease the aggregate number of our authorized shares of stock or the number of shares of stock of any class or series that we have authority to issue. Under Maryland law, stockholders are not generally liable for our debts or obligations solely as a result of their status as stockholders.

The transfer agent and registrar for our Class A common stock and Class B common stock is Computershare Trust Company, N.A., which also serves as the rights agent for the Class A rights that are attached to all shares of our Class A common stock (the “Class A Rights”) and the Class B rights that are attached to all shares of our Class B common stock (the “Class B Rights” and together with the Class A Rights, the “Rights”).

Our Class A common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “NYC,” and the Class A Rights have been approved for listing on the NYSE. Our Class B common stock is not listed on the NYSE.

Common Stock
On August 18, 2020, we listed shares of our Class A common stock on the NYSE. In anticipation of the listing, we implemented a series of corporate actions which resulted in the bifurcation of our common stock into Class A common stock and Class B common stock in a net reduction of 2.43 shares for every one share of common stock outstanding prior to these corporate actions. To effect the listing, and to address the potential for selling pressure that may have existed at the outset of listing, we listed only shares of Class A common stock, which represented approximately 25% of our outstanding shares of common stock, on the NYSE when trading commenced. Our other class of outstanding stock is Class B common stock, which comprised approximately 75% of our outstanding shares of common stock at that time.

Except as described below, shares of Class B common stock have identical preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption as shares of Class A common stock.

Our charter provides that all shares of Class B common stock automatically convert into shares of Class A common stock in three equal tranches over the 360 days following the date the Class A common stock was initially listed on the NYSE, except that any tranche of shares of Class B common stock will convert into shares of Class A common stock earlier than the scheduled conversion date on the earlier of (i) the date and time when any rights to purchase our securities attached to shares of Class A common stock begin to trade separately from the shares of Class A common stock and become exercisable in accordance with the terms of any rights agreement to which we are then a party, or (ii) a date and time determined by our board of directors set forth in a Certificate of Notice filed with the SDAT. On December 16, 2020, the first of the three equal tranches of shares of Class B common stock converted into 3,189,204 shares of Class A common stock and the shares were listed on the NYSE. On March 1, 2021, following a determination by our board of directors set forth in a Certificate of Notice filed with the SDAT, the second tranche of shares of Class B common stock converted into 3,176,127 shares of Class A common stock and were listed on the NYSE. The remaining tranche of shares of Class B common stock will convert into shares of Class A common stock to be listed on the NYSE on August 13, 2021, unless earlier converted.

Subject to any preferential rights of any other class or series of stock and to the provisions of our charter regarding the restrictions on the ownership and transfer of stock, the holders of shares of common stock are entitled to such distributions as may be authorized from time to time by our board of directors out of legally available funds and declared by us and, upon our liquidation, are entitled to receive all assets available for distribution to our stockholders. Upon issuance for full payment in accordance with the terms of this offering, all shares of common stock issued in the offering will be fully paid and nonassessable. Holders of shares of common stock will not have preemptive rights, which means that they will not have an automatic option to purchase any new shares that we issue, or preference, exchange, sinking fund or redemption rights. Except as described above with respect to shares of Class B common stock, there are no conversion rights with respect to the shares of our common stock. Holders of shares of common stock will not have appraisal rights unless our board of directors determines that appraisal rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders would otherwise be entitled to exercise appraisal rights. Shares of our common stock have equal distribution, liquidation and other rights.

Preferred Stock

Under our charter, our board of directors, without stockholder approval, is authorized to approve the issuance of shares of preferred stock in one or more classes or series, to establish the number of shares in each class or series and to fix the terms thereof. Our board of directors could authorize the issuance of additional shares of preferred stock with terms and conditions that could have the effect of discouraging a takeover or other transaction that holders of common stock might believe to be in their best interests or in which holders of some, or a majority, of the shares of common stock might receive a premium for their shares over the then market price of such shares of common stock.

Some of the rights, preferences, privileges and restrictions of the shares of preferred stock of a class or series may include the following:

•distribution rights;
•conversion rights;
•voting rights;
•redemption rights and terms of redemptions; and
•liquidation preferences.
Series A Preferred Stock

As of December 31, 2020, 15,000 shares of preferred stock were classified and designated as Series A Preferred Stock pursuant to our charter.

As described in more detail below under “—Preferred Stock Purchase Rights,” each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Preferred Stock at a price of $55.00 per one one-thousandth of a share of Series A Preferred Stock represented by a Class A Right, subject to adjustment. Each one-thousandth of a share of Series A Preferred Stock will entitle the holder thereof to the same dividends and liquidation rights as if the holder held one share of our Class A common stock and will be treated the same as a share of our Class A common stock in the event of a merger, consolidation or other share exchange.

Preferred Stock Purchase Rights

On August 18, 2020, the Company declared a dividend, payable on August 28, 2020, of one Class A Right for and on each share of Class A common stock and one Class B Right for and on each share of Class B common stock, in each case, outstanding on the close of business on August 28, 2020 to the stockholders of record on that date, as previously authorized by our board of directors. Initially, the Class A Rights will be attached to shares of Class A common stock and the Class B Rights will be attached to shares of Class B common stock, and no separate certificates representing the Rights (“Right Certificates”) will be issued. Until the Distribution

Date (as defined below), the Rights will be inseparable from the underlying shares of common stock, and the Company will generally issue one Class A Right and one Class B Right with respect to each new share of Class A common stock and Class B common stock, respectively, so that all shares of common stock will have Rights attached.

In connection with the distribution of the Rights, the Company entered into an Amended and Restated Rights Agreement (the “A&R Rights Agreement”), dated as of August 17, 2020 (the “Execution Date”), with Computershare Trust Company, N.A., as rights agent.

Distribution Date
The “Distribution Date” generally means the earlier of:

•the close of business on the 10th business day after the date a majority of our board of directors becomes aware (pursuant to a public announcement or otherwise) that a person or entity has become an Acquiring Person (as defined below); and

•the close of business on the 10th business day (or a later day as may be designated by our board of directors before any person or entity has become an Acquiring Person) after the date of the commencement of, or the first public announcement of an intention to commence (which remains in effect for five business days), a tender or exchange offer by the person or entity which would, if consummated, result in the person or entity becoming an Acquiring Person.

Our board of directors may determine to delay the occurrence of the Distribution Date under certain limited circumstances, including, among other things, to preserve the Company’s status as a real estate investment trust for U.S. federal income tax purposes.

Any conversion of a share of Class B common stock into a share of Class A common stock after the record date and before the Distribution Date will cause the attached Class B Right to be cancelled and retired and a new Class A Right will be attached to the share of Class A common stock issued upon conversion. On the Distribution Date, any and all outstanding shares of Class B common stock will, automatically and without any action on the part of the holder thereof, convert into an equal number of shares of Class A common stock in accordance with their terms.

On the Distribution Date, the Class A Rights will separate and begin trading separately from the underlying shares of Class A common stock. As soon as practicable after the Distribution Date, unless the Class A Rights are recorded in book-entry or another uncertificated form, the Company will prepare and cause the Right Certificates to be delivered to each record holder of shares of Class A common stock as of the Distribution Date (other than any Acquiring Person (as defined below), its affiliates and associates), after giving effect to the conversion of Class B common stock into Class A common stock. Therefore, the term “Rights” when used herein to refer to Rights outstanding after the close of business on the Distribution Date will refer to the Class A Rights only.

In addition, on the Distribution Date, proper provision will be made by the Company to provide each holder (other than the Company) of Class A units of limited partnership in the Company’s operating partnership with the number of Class A Rights that would have been issued to the holder as if the holder had redeemed all of its Class A Units for an equal number of shares of Class A common stock pursuant to and subject to the terms and conditions of the agreement of limited partnership of the Company’s operating partnership immediately prior to the Distribution Date.

Exercisability

The Rights will not be exercisable until the Distribution Date. After the Distribution Date, each Class A Right (including the Class A Rights issued upon the conversion of shares of Class B common stock into shares of Class A common stock) will be exercisable to purchase one one- thousandth of a share of Series A Preferred Stock for $55.00 (the “Purchase Price”). This portion of a share of Series A Preferred Stock will give the holder approximately the same dividend, voting and liquidation rights as a holder of one share of Class A common stock. Unless and until they exercise their Rights, holders of Rights, in that capacity, have no rights as a stockholder of the Company. These Rights may not be exercised if, in the judgment of our board of directors based on the advice of counsel, the exercise could result in the Company failing to qualify as a REIT.

Acquiring Person

An “Acquiring Person” generally means any person or entity that or which, together with its affiliates and associates, is or becomes on or after the close of business on the Execution Date the Beneficial Owner (as described below) of 4.9% or more of the shares of common stock then outstanding. The term Acquiring Person does not include:

•the Company or any of its subsidiaries;
•any employee benefit plan of the Company or any of its subsidiaries or New York City Advisors, LLC (the “Advisor”), the Company’s advisor;

•any entity or trustee holding shares of common stock for or pursuant to the terms of any plan or for the purpose of funding any plan or other benefits for employees of the Company or of any of its subsidiaries or the Advisor;

•any passive investor, which generally means any person or entity Beneficially Owning shares of common stock without a plan or an intent to seek control of or influence the control of the Company, but excluding any person or entity that makes a tender offer, mini or otherwise;

•any person or entity that our board of directors has permitted to Beneficially Own a specified percentage of 4.9% or more of the shares of common stock but only for so long as the person or entity does not acquire, without the prior approval of our board of directors, Beneficial Ownership of any additional shares of common stock above the specified percentage; and

•any person or entity that would otherwise be deemed an Acquiring Person as of the close of business on the Execution Date, but only for so long as the person or entity does not acquire, without the prior approval of our board of directors, Beneficial Ownership of any additional shares of common stock.

The A&R Rights Agreement also provides that our board of directors may exempt any person or entity from being an Acquiring Person prior to the person or entity becoming an Acquiring Person, subject to the right of our board of directors to revoke the exemption.

Securities “Beneficial Owned” by a person or entity, together with its affiliates and associates, include:

•any securities beneficially owned, directly or indirectly, within the meaning of Rule 13d-3 of the Exchange Act;

•    except under limited circumstances, securities with respect to which the person or entity, or any of its affiliates or associates, has the right to acquire or vote pursuant to any agreement, arrangement or understanding;

•    any securities which are Beneficially Owned, directly or indirectly, by any other person or entity with which the person or entity, or any of its affiliates or associates, has any agreement, arrangement or understanding, whether or not in writing, for the purpose of acquiring, holding, voting or disposing of any voting securities of the Company, and which the person or entity, or any of its affiliates or associates, is acting in concert with towards a common goal relating to (i) acquiring, holding, voting or disposing of voting securities of the Company or (ii) changing or influencing the control of the Company; and

•    any securities which are the subject of, or the reference securities for, or that underlie, any derivative securities (as defined under Rule 16a-1 under the Exchange Act) that increase in value as the value of the underlying equity increases.

From and after a person or entity becomes an Acquiring Person, all Rights that are, or, under certain circumstances specified in the A&R Rights Agreement, were, Beneficially Owned by any Acquiring Person (or by certain related parties) will be null and void. In addition, on and after the Distribution Date, any Right, the exercise or exchange of which would cause a Person to become an Acquiring Person, will become null and void.

Consequences of Any Person or Entity Becoming an Acquiring Person

Flip In. If any person or entity becomes an Acquiring Person (other than pursuant to a Permitted Offer or a transaction described below under “—Flip Over”), each Right will entitle the holder thereof (other than Rights that have become null and void) to purchase at the Purchase Price a number of shares of Class A common stock having a market value of twice the Purchase Price. However, these Rights will not be exercisable until the Rights are no longer redeemable by the Company as described below under “—Redemption” and are subject to the Company’s right to exchange described below under “—Exchange.” Depending on the level of the market price of Class A common stock as compared to the Purchase Price at the time of exercise, the exercise of these Rights can be more or less dilutive to an Acquiring Person than an exchange.

A “Permitted Offer” is a tender or exchange offer for all outstanding shares of common stock at a price and on terms which a majority of our board of directors has previously determined are fair to the Company’s stockholders and not inadequate and otherwise in the best interests of the Company.

Exchange. If any person or entity becomes an Acquiring Person (but before the completion of a transaction described below under “—Flip Over”), the Company, upon the authorization and direction of our board of directors, may exchange the Rights (other than Rights that have become null and void), in whole or in part, for shares of Class A common stock on a one-for-one basis. To the extent prohibited by Maryland law, our board of directors will not authorize an exchange after an Acquiring Person becomes the Beneficial Owner of a majority of the outstanding shares of common stock.

Flip Over. If, after the date a majority of our board of directors becomes aware (pursuant to a public announcement or otherwise) that a person or entity has become an Acquiring Person,
(i)the Company completes a merger or other business combination in which the Company is not the surviving entity or in which the Company is the surviving entity and its shares of common stock are or will be exchanged for securities of any other person or entity or other assets, or (ii) 50% or more of the Company’s assets or Earning Power (as defined in the A&R Rights Agreement) is sold or transferred, each Right will entitle the holder thereof (other than Rights that have become null and void) to purchase at the Purchase Price a number of shares of common stock of the acquiring company having a market value of twice the Purchase Price.

Expiration

The Rights will expire on August 16, 2021, unless earlier exercised, exchanged, amended or redeemed.

Redemption

At any time before the earlier of (i) the 5th business day following the Distribution Date or
(ii)the expiration of the Rights by their terms, the Company, upon the authorization and direction of our board of directors, may redeem the Rights in whole, but not in part, at a price of $0.000001 per Right. If Continuing Directors (as defined below) no longer comprise a majority of our board of directors, then, for a period of 180 days, the Rights cannot be redeemed unless there are Continuing Directors and a majority of the Continuing Directors concur with the decision of our board of directors to redeem the Rights. Immediately upon the action of our board of directors ordering redemption of the Rights (with, if required, the concurrence of a majority of the Continuing Directors), or at a later time as our board of directors may establish for the effectiveness of the redemption, the Rights will terminate and the only right of the holders of Rights will be to receive the redemption price.

The “Continuing Directors” include any current member of our board of directors and any person subsequently elected to our board of directors upon recommendation or approval of a majority of those directors (or directors recommended or approved by them), and exclude an Acquiring Person, its affiliates and associates, or any of their respective representatives or nominees.

Amendment

The terms of the Rights may be amended by our board of directors without the consent of the holders of the Rights, except that from and after the Distribution Date no such amendment may adversely affect the interests of the holders of the Rights (other than the Acquiring Person and its affiliates and associates).

Adjustment

The Purchase Price payable, and the number of shares of Series A Preferred Stock or other securities or property issuable, upon exercise of the Rights is subject to adjustment in connection with various events from time to time to prevent dilution, including:

•if the Company declares a dividend on Series A Preferred Stock payable in shares of Series A Preferred Stock or effects a subdivision, combination or reclassification of the shares of Series A Preferred Stock;

•if the holders of Series A Preferred Stock are granted rights, options or warrants to subscribe for or purchase shares of Series A Preferred Stock (or shares having the same rights, privileges and preferences as the shares of Series A Preferred Stock) or convertible securities at a price less than the then current per share market price of the Series A Preferred Stock; or

•upon the distribution to all holders of the Series A Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends or dividends payable in shares of Series A Preferred Stock) or subscription rights or warrants (other than those referred to above).

With certain exceptions, no adjustment in the Purchase Price payable upon exercise of the Rights will be required until cumulative adjustments amount to at least 1% of the Purchase Price.

The number of outstanding Rights and the number of shares of Series A Preferred Stock issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of common stock or a stock dividend on the common stock payable in shares of common stock or subdivisions, consolidations or combinations of the shares of common stock occurring, in any such case, prior to the Distribution Date.

Certain Provisions of the Maryland General Corporation Law and our Charter and Bylaws

Power to Reclassify Shares of Our Stock

Our board of directors may classify any unissued shares of preferred stock, and reclassify any unissued shares of common stock or any previously classified but unissued shares of preferred stock, into other classes or series of stock, including one or more classes or series of stock that have priority over our common stock with respect to voting rights or distributions or upon liquidation, and authorize us to issue the newly classified shares. Prior to the issuance of shares of each class or series, our board of directors is required by the MGCL and our charter to set, subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption for each such class or series. These actions can be taken without stockholder approval, unless stockholder approval is required by applicable law, the terms of any other class or series of our stock or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.

Restrictions on Transfer and Ownership of Stock

In order for us to qualify as a REIT under the Code, we must meet the following criteria regarding our stockholders’ ownership of our shares:

•five or fewer individuals (as defined in the Code to include specified private foundations, employee benefit plans and trusts and charitable trusts) may not own, directly or indirectly, more than 50% in value of our outstanding shares during the last half of a taxable year, other than our first REIT taxable year; and

•100 or more persons must beneficially own our shares during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year, other than our first REIT taxable year.

We may prohibit certain acquisitions and transfers of shares so as to ensure our continued qualification as a REIT under the Code. However, there can be no assurance that this prohibition will be effective. Because we believe it is essential for us to continue to qualify as a REIT, among other purposes, our charter provides (subject to certain exceptions) that no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% in value of the aggregate of our outstanding shares of stock or more than 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of shares of our stock.

Our board of directors, in its sole discretion, may (prospectively or retroactively) waive this ownership limit if evidence satisfactory to our directors, including certain representations and undertakings required by our charter, is presented that such ownership will not then or in the future jeopardize our status as a REIT. Also, these restrictions on transfer and ownership will not apply if our directors determine that it is no longer in our best interests to continue to qualify as a REIT or that compliance is no longer necessary for REIT qualification.

Additionally, our charter prohibits the transfer or ownership of our stock if such transfer or ownership would:

•with respect to transfers only, result in our stock being beneficially owned by fewer than 100 persons, determined without reference to any rules of attribution;

•result in our being “closely held” within the meaning of Code Section 856(h) (regardless of whether the ownership interest is held during the last half of a taxable year);

•result in our owning, directly or indirectly, more than 9.8% of the ownership interests in any tenant or subtenant; or

•otherwise result in our disqualification as a REIT.
Any attempted transfer of our stock which, if effective, would result in our stock being beneficially owned by fewer than 100 persons will be null and void and the proposed transferee will not acquire any rights in such stock. In the event of any attempted transfer of our stock which, if effective, would result in (i) a violation of the ownership limit discussed above, (ii) our being “closely held” under Code Section 856(h), (iii) our owning (directly or indirectly) more than 9.8% of the ownership interests in any tenant or subtenant or (iv) our otherwise failing to qualify as a REIT, then the number of shares causing the violation (rounded up to the nearest whole share) will be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in the shares. These shares so transferred to a beneficial trust are referred to as “Excess Securities.” If the transfer of Excess Securities to a beneficial trust would not be effective for any reason to prevent any of the above violations, then the transfer of that number of shares that would otherwise cause the violation will be null and void and the proposed transferee will not acquire any rights in the shares. Excess Securities will remain issued and outstanding shares and will be entitled to the same rights and privileges as all other shares of the same class or series. The trustee of the beneficial trust, as holder of the Excess Securities, will be entitled to receive all dividends and other distributions authorized by our board of directors and declared by us on such securities for the benefit of the charitable beneficiary. Our charter further entitles the trustee of the beneficial trust to exercise all voting rights of the Excess Securities. Subject to Maryland law, the trustee will also have the authority (i) to rescind as void any vote cast by the intended transferee prior to our discovery that the shares have been transferred to the trust and (ii) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

The trustee of the beneficial trust will select a transferee to whom the Excess Securities may be sold as long as such sale does not violate the 9.8% ownership limit or the other restrictions on ownership and transfer. Upon sale of the Excess Securities, the intended transferee (the transferee of the Excess Securities whose ownership would have violated the 9.8% ownership limit or the other restrictions on ownership and transfer) will receive from the trustee of the beneficial trust the lesser of such sale proceeds, or the price per share the intended transferee paid for the Excess Securities (or, in the case of a gift or devise to the intended transferee, the price per share equal to the market value per share on the date of the transfer to the intended transferee). The trustee may reduce the amount payable to the intended transferee by the amount of dividends and other distributions that have been paid to the intended transferee and are owed by the intended transferee to the trustee. The trustee of the beneficial trust will distribute to the charitable beneficiary any amount the trustee receives in excess of the amount to be paid to the intended transferee.

In addition, we have the right to purchase any Excess Securities at the lesser of (i) the price per share paid in the transfer that created the Excess Securities (or, in the case of a devise or gift, the market price at the time of such devise or gift) and (ii) the market price on the date we, or our designee, exercise such right. We may reduce the amount payable to the intended transferee by the amount of dividends and other distributions which have been paid to the intended transferee and are owed by the intended transferee to the trustee. We will have the right to purchase the Excess Securities until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the intended transferee.

Any person who (i) acquires or attempts or intends to acquire shares in violation of the foregoing ownership limitations, or (ii) would have owned shares that resulted in a transfer to a charitable trust, is required to give us immediate written notice or, in the case of a proposed or attempted transaction, 15 days’ written notice. In both cases, such persons must provide to us such other information as we may request in order to determine the effect, if any, of such transfer on our status as a REIT. The foregoing restrictions will continue to apply until our board of directors determines it is no longer in our best interest to continue to qualify as a REIT or that compliance is no longer required for REIT qualification.

Any person who owns more than 5% of the outstanding shares during any taxable year will be asked to deliver written notice stating the name and address of such owner, the number of shares beneficially owned, directly or indirectly, and a description of the manner in which such shares are held.

Number of Directors; Vacancies; Removal

We presently have four directors. This number may be increased or decreased from time to time pursuant to the bylaws, but may never be less than one or, unless our bylaws are amended, more than fifteen. Our board of directors is divided into three classes of directors serving staggered three-year terms. At each annual meeting, directors of one class are elected to serve until the annual meeting of stockholders held in the third year following the year of their election and until their successors are duly elected and qualify.

We have elected in our charter to be subject to a provision of Maryland law requiring that, except as otherwise provided in the terms of any class or series of preferred stock, vacancies on our board of directors may be filled only by the remaining directors and that any individual elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until his or her successor is duly elected and qualifies. Any director may resign at any time by delivering his or her notice to the board of directors, the chairman of the board of directors, our chief executive officer or our secretary.

Our charter provides that, subject to the rights of holders of one or more classes or series of preferred stock, any or all directors may be removed from office with or without cause by the affirmative vote of the stockholders entitled to cast a majority of the votes entitled to be cast generally in the election of directors.

Action by Stockholders

Under the MGCL, common stockholder action can be taken only at an annual or special meeting of stockholders or by unanimous consent in lieu of a meeting (unless the charter provides for a lesser percentage, which our charter does not). These provisions, combined with the requirements of our bylaws regarding the calling of a stockholder-requested special meeting of stockholders discussed below, may have the effect of delaying consideration of a stockholder proposal until the next annual meeting.

Meetings and Special Voting Requirements

Subject to our charter restrictions on ownership and transfer of our stock and except as may otherwise be specified in our charter, each holder of common stock is entitled at each meeting of stockholders to one vote per share owned by such stockholder on all matters submitted to a vote of stockholders, including the election of directors. There is no cumulative voting in the election of our board of directors, which means that the holders of a majority of shares of our outstanding stock entitled to vote generally in the election of directors can elect all of the directors then standing for election and the holders of the remaining shares of common stock will not be able to elect any directors.

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, convert, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless declared advisable by its board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter provides for approval of these matters by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast.

However, our operating assets are held by our subsidiaries and these subsidiaries may be able to merge or sell all or substantially all of their assets without the approval of our stockholders.

Pursuant to our bylaws, an annual meeting of our stockholders for the purpose of the election of directors and the transaction of any business will be held annually on a date and at the time and place set by our board of directors. Special meetings of stockholders to act on any matter that may properly be considered at a meeting of stockholders may be called by the board of directors, the chairman of the board of directors, the president or the chief executive officer and, subject to the satisfaction of certain procedural requirements, must be called by our secretary upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast on the matter at the meeting. The presence of stockholders entitled to cast at least a majority of all the votes entitled to be cast at such meeting on any matter, either in person or by proxy, will constitute a quorum.

Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

No Appraisal Rights

As permitted by the MGCL, our charter provides that stockholders will not be entitled to exercise appraisal rights unless a majority of our board of directors determines that appraisal rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which stockholders would otherwise be entitled to exercise appraisal rights.

Dissolution

Our dissolution must be declared advisable by a majority of our entire board of directors and approved by the affirmative vote of stockholders entitled to cast not less than a majority of the votes entitled to be cast on such matter.

Business Combinations

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, a consolidation, a share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock; or

•an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of the approval, with any terms and conditions determined by the board of directors.

After the five-year prohibition, any such business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors and approved by the affirmative vote of at least:

•80% of the votes entitled to be cast by holders of outstanding voting stock of the corporation; and

•two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has adopted a resolution exempting any business combination first approved by the board of directors. Consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations first approved by the board of directors. As a result, if first approved by the board of directors, any person may be able to enter into business combinations with us that may not be in the best interest of our stockholders, without compliance with the super-majority vote requirements and the other provisions of the statute.

Control Share Acquisitions

Maryland law provides that a holder of control shares of a Maryland corporation acquired in a control share acquisition has no voting rights with respect to such shares except to the extent approved by the affirmative vote of stockholders entitled to cast two-thirds of the votes entitled to be cast on the matter, excluding “control shares:”

•owned by the acquiring person;
•owned by our officers; and

•owned by our employees who are also directors.
“Control shares” mean voting shares of stock which, if aggregated with all other shares of stock owned by the acquirer in respect of which the acquirer can exercise or direct the exercise of voting power, would entitle the acquiring person to exercise voting power in electing directors within one of the following ranges of voting power:

•one-tenth or more, but less than one-third of all voting power;
•one-third or more, but less than a majority of all voting power; or
•a majority or more of all voting power.
Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A control share acquisition occurs when, subject to some exceptions, a person directly or indirectly acquires ownership or the power to direct the exercise of voting power (except solely by virtue of a revocable proxy) of issued and outstanding control shares. A person who has made or proposes to make a control share acquisition, upon satisfaction of some specific conditions, including an undertaking to pay expenses, may compel our board of directors to call a special meeting of our stockholders to be held within 50 days of a request to consider the voting rights of the control shares. If no request for a meeting is made, we may present the question at any stockholders’ meeting.

If voting rights for control shares are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement on or before the 10th day after the control share acquisition as required by the statute, then, subject to some conditions and limitations, we may acquire any or all of the control shares (except those for which voting rights have been previously approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of any meeting of stockholders at which the voting rights of such shares are considered and not approved or, if no such meeting is held, as of the date of the last control share acquisition by the acquiror. If voting rights for control shares are approved at a stockholder meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation, or share exchange if we are a party to the transaction or to acquisitions approved or exempted by our charter or bylaws.

As permitted by the MGCL, our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions of our stock by any person. This bylaw provision may be amended or eliminated at any time in the future.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits the board of directors of a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•a classified board,
•a two-thirds vote requirement for removing a director,
•a requirement that the number of directors be fixed only by vote of the directors,
•a requirement that a vacancy on our board of directors be filled only by affirmative vote of a majority of the remaining directors in office and for the remainder of the full term of the class of directors in which the vacancy occurred, and

•a majority requirement for the calling of a stockholder-requested special meeting of stockholders.

We have elected to classify our board of directors under Subtitle 8. We have also elected that, except as may be provided by our board of directors in setting the terms of any class or series of preferred stock, any and all vacancies on our board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already vest in our board of directors the exclusive power to fix the number of directorships and require, unless called by our board of directors, the chairman of our board of directors, the president or the chief executive officer, the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast on any matter that may properly be considered at a meeting of stockholders to call a special meeting to act on such matter.
Tender Offers

Our charter provides that any tender offer made by any person, including any “mini-tender” offer, must comply with most of the provisions of Regulation 14D of the Exchange Act. If the offeror does not comply with the provisions set forth above, such non-complying offeror will be responsible for all of our expenses in connection with that offeror’s noncompliance. In addition, no stockholder may transfer any shares of stock held by such stockholder to a person making a non-compliant tender offer unless such stockholder has first offered such shares of stock to us at a price equal to the greater of (i) the non-compliant tender offer price and (ii) the following price, as applicable: (A) if we have an effective share repurchase program at the time of such non-compliant tender offer, the price at which such shares would be able to be repurchased pursuant to the share repurchase program, or (B) if we do not have an effective share repurchase program at the time of such non-compliant tender offer, a price equal to net asset value per share at such time as determined by our board of directors. The foregoing provisions will be of no force or effect with respect to any shares that are then listed or admitted to trading on any national securities exchange, which would include our Class A common stock but not our Class B common stock.

Advance Notice of Director Nominations and New Business

Proposals to elect directors or conduct other business at an annual or special meeting must be brought in accordance with our bylaws. The bylaws provide that any business may be transacted at the annual meeting without being specifically designated in the notice of meeting. However, with respect to special meetings of stockholders, only the business specified in the notice of the special meeting may be brought at that meeting.

Our bylaws also provide that nominations of individuals for election to our board of directors and the proposal of other business may be made at an annual meeting, but only:

•in accordance with the notice of the meeting;
•by or at the direction of our board; or
•by a stockholder who was a stockholder of record at the record date set by our board of directors for the purpose of determining stockholders entitled to vote at the meeting, at the time of the giving of notice and at the time of the meeting, who is entitled to vote at the meeting (and any postponement or adjournment thereof) in the election of each individual so nominated or on any such other business and who has complied with the advance notice procedures set forth in our bylaws.

A notice of a director nomination or stockholder proposal to be considered at an annual meeting must be delivered to our secretary at our principal executive offices:

•not later than 5:00 p.m., Eastern Time, on the 120th day nor earlier than 150 days prior to the first anniversary of the date of release of the proxy statement for the previous year’s annual meeting; or

•if the date of the meeting is advanced or delayed by more than 30 days from the anniversary date of the previous year’s annual meeting, not earlier than 150 days prior to the annual meeting or not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the annual meeting or the tenth day following our first public announcement of the date of such meeting.

Nominations of individuals for election to our board of directors may be made at a special meeting, but only:

•by or at the direction of our board; or
•if the meeting has been called in accordance with our bylaws for the purpose of electing directors, by a stockholder who was a stockholder of record at the record date set by our board of directors for the purpose of determining stockholders entitled to vote at the meeting, at the time of the giving of notice and at the time of the meeting (and any postponement or adjournment thereof), who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice procedures set forth in our bylaws.

A notice of a director nomination to be considered at a special meeting must be delivered to our secretary at our principal executive offices:

•not earlier than 120 days prior to the special meeting; and
•not later than 5:00 p.m., Eastern Time, on the later of either:
•90 days prior to the special meeting; or
•10 days following the day of our first public announcement of the date of the special meeting and the nominees proposed by our board to be elected at the meeting.

Indemnification and Limitation of Directors’ and Officers’ Liability

Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains a provision that eliminates such liability to the maximum extent permitted by Maryland law. This provision does not reduce the exposure of directors and officers to liability under federal or state securities laws, nor does it limit the stockholders’ ability to obtain injunctive relief or other equitable remedies for a violation of a director’s or an officer’s duties to us, although the equitable remedies may not be an effective remedy in some circumstances.

The MGCL requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (A) was committed in bad faith or (B) was the result of active and deliberate dishonesty, (2) the director or officer actually received an improper personal benefit in money, property or services, or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of  (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (2) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the appropriate standard of conduct was not met.

Our charter requires us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•any present or former director or officer who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity;

•any individual who, while our director or officer and at our request, serves or has served as a director, officer, member, manager, partner or trustee of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity; or

•our advisor and any of its affiliates from and against any claim, liability or expense to which they may become subject or which they may incur by reason of their service as our advisor.

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of us or a predecessor of us.

We have entered into an indemnification agreement with each of our directors and officers, and certain former directors and officers, providing for indemnification of such directors and officers to the maximum extent permitted by Maryland law. The indemnification agreements provide that each indemnitee is entitled to indemnification unless it is established that (1) the act or omission of an indemnitee was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (2) such indemnitee actually received an improper personal benefit in money, property or services or (3) in the case of any criminal proceeding, such indemnitee had reasonable cause to believe that his or her conduct was unlawful. The indemnification agreements further limit each indemnitee’s entitlement to indemnification in cases where (1) the proceeding was one by or in the right of us and such indemnitee was adjudged to be liable to us, (2) such indemnitee was adjudged to be liable on the basis that personal benefit was improperly received in any proceeding charging improper personal benefit to such indemnitee or (3) the proceeding was brought by such indemnitee, except in certain circumstances.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Exclusive Forum

Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Northern Division, shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on our behalf, other than actions arising under federal securities laws, (b) any Internal Corporate Claim, as the term is defined in the MGCL, or any successor provision, including, without limitation, (i) any action asserting a claim of breach of any duty owed by any of our directors, officers or other employees to us or to our stockholders, or (ii) any action against us or any of our directors, officers or other employees asserting a claim pursuant to any provision of the MGCL or our charter or our bylaws, or (c) any other action against us or any of our directors, officers or other employees asserting a claim governed by the internal affairs doctrine. None of these actions, claims or proceedings may be brought in any court sitting outside the State of Maryland unless we consent in writing to that court.

Unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America, to the fullest extent permitted by law, are the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.